Exhibit 99.1

Contact: Diane Bessette Vice President and Treasurer Lennar Corporation (305) 229-6419

FOR IMMEDIATE RELEASE

LENNAR PROPOSES TO SELL $350 MILLION OF SENIOR NOTES

MIAMI, October 18, 2012 — Lennar Corporation (NYSE: LEN and LEN.B), announced that it proposes to offer $350 million principal amount of a new issue of Senior Notes due 2022 in a private offering under SEC Rule 144A. The Senior Notes will be offered only to qualified institutional buyers in transactions that are exempt from the registration requirements of the Securities Act of 1933, as amended, under SEC Rule 144A or to non-US persons in offshore transactions as that term is defined in SEC Regulation S.

The Senior Notes will mature on November 15, 2022, unless they are redeemed or repurchased before that date. When they are issued, the Senior Notes will be guaranteed by some of Lennar’s subsidiaries, but those guarantees may be suspended or released under certain circumstances.

Lennar said that it plans to use the net proceeds of the sale of the Senior Notes primarily for working capital and general corporate purposes, which may include the repayment or repurchase of some of its outstanding senior notes or other indebtedness.

Neither the Senior Notes nor the guarantees of them will be registered under the Securities Act of 1933, as amended. The Senior Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of that Act.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Senior Notes in any jurisdiction in which such an offer or sale would be unlawful. It is issued pursuant to Rule 135c under the Securities Act of 1933, as amended.

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